Exhibit 99

FOR RELEASE –– JANUARY 25, 2012

Corning Announces Fourth-Quarter and Full-Year Results

Company has record annual sales of $7.9 billion

CORNING, N.Y. — Corning Incorporated (NYSE: GLW) today announced its results for the fourth quarter and year-end of 2011.

Fourth-Quarter Highlights
•	Sales were $1.9 billion, a decline of 9% sequentially, but a 7% increase year over year.
•	Earnings per share were $0.31. Excluding special items, earnings per share were $0.33*, a decline from third-quarter EPS of $0.48 and $0.46 a year ago.
•
Display Technologies’ wholly owned business glass volume was in line with the company’s expectations. Samsung Corning Precision Materials Co., Ltd.’s volume was higher than the company’s revised guidance last November.

•	Telecommunications segment sales declined 13% sequentially as expected, while improving by 11% year over year.

Full-Year Highlights
•	Sales were $7.9 billion, a 19% increase over $6.6 billion last year. This represents a record high annual sales performance for the company.
•
Each of Corning’s major business segments recorded annual sales gains, led by Specialty Materials nearly doubling in sales to $1.1 billion, and Telecommunications improving to $2.1 billion compared to $1.7 billion last year.

•	Earnings per share were $1.77, a 21% decline from last year. Excluding special items, earnings per share were $1.76*, a 15% decline from last year.
•	Free cash flow for the year was $544 million*.
*These are non-GAAP financial measures.  The reconciliation between GAAP and non-GAAP measures is provided in the tables following this news release, as well as on the company’s investor relations website.

Quarter Four Financial Comparisons
	Q4 2011	Q3 2011	% Change	Q4 2010	% Change
Net Sales in millions	$1,887	$2,075	(9%)	$1,765	7%
Net Income in millions	$ 491	$ 811	(39%)	$1,044	(53%)
Non-GAAP Net Income in millions*	$ 513	$ 766	(33%)	$ 733	(30%)
GAAP EPS	$ 0.31	$ 0.51	(39%)	$ 0.66	(53%)
Non-GAAP EPS*	$ 0.33	$ 0.48	(31%)	$ 0.46	(28%)

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Corning Announces Fourth-Quarter and Full-Year Results
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Full-Year Financial Comparisons
	2011	2010	% Change
Net Sales in millions	$7,890	$6,632	19%
Net Income in millions	$2,805	$3,558	(21%)
Non-GAAP Net Income in millions*	$2,789	$3,276	(15%)
GAAP EPS	$ 1.77	$ 2.25	(21%)
Non-GAAP EPS*	$ 1.76	$ 2.07	(15%)
*These are non-GAAP financial measures.  The reconciliation between GAAP and non-GAAP measures is provided in the tables following this news release, as well as on the company’s investor relations website.

“This past year was a very successful one for Corning,” Wendell P. Weeks, chairman, chief executive officer, and president, said. “We had the strongest annual sales performance in our 161-year history. We set new records for gross margin and operating income* (before special items). The company generated positive free cash flow* for the eighth consecutive year. We have a healthy balance sheet, and we raised our shareholder dividend and initiated a share repurchase program.

“Four of our business segments - Telecommunications, Environmental Technologies, Life Sciences, and Specialty Materials - had excellent performance in 2011. The aggregate sales and net income* (before special items) of these segments grew 31% and 136 % respectively.  Sales of Corning® Gorilla® Glass almost tripled. Our innovation investments paid off with the introduction of Corning Lotus™ Glass for OLED displays and a new, improved cover glass, Corning® Gorilla® Glass 2. Our outstanding performance came despite the less-than-robust growth in economies around the world.”

Weeks pointed out that 2011 was not without its challenges. “In the fourth quarter, we experienced significant LCD glass price declines due to a confluence of factors in the display market. And our equity venture, Dow Corning Corporation, experienced major upheaval in the solar panel industry with lower demand and pricing of polysilicon materials. These price declines will reset the profitability of both Display Technologies and Dow Corning to lower levels.”

He added, “It is important to remember the strengths of these businesses. Dow Corning has the lowest cost and leading market position in the polysilicon industry. Corning’s LCD business, which remains very profitable, has the lowest cost and the leading market position in the industry. It should continue to generate significant cash in the future.”

Fourth-Quarter Segments Results
Sales in the Display Technologies segment were $780 million, a decline of 4% sequentially, but a 4% increase compared to a year ago. Glass price declines at both the wholly owned business and SCP were significant.

Telecommunications segment sales were $490 million, a decline of 13% sequentially and in line with the company’s expectations. On a year-over-year basis, sales increased 11%.

Environmental Technologies segment sales were $234 million, a 5% quarter-over-quarter decline and basically even with last year’s fourth-quarter results.

Specialty Materials segment sales were $238 million, a 20% sequential decline and in line with Corning’s expectations. Compared to last year, sales increased 21%.

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Corning Announces Fourth-Quarter and Full-Year Results
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Life Sciences segment sales were $143 million, a 7% sequential decline and a 2% year-over-year gain.

Corning’s equity earnings were $321 million and included a one-time gain of $89 million.

Corning ended the year with more than $5.8 billion in cash and short-term investments. Capital spending for the year was $2.4 billion, in line with the company’s expectations.

Looking Forward
“The display industry is in a period of transition and we are in the process of resetting expectations for its future growth and profitability,” James B. Flaws, vice chairman and chief financial officer, remarked. “We are working closely with our customers to reduce glass prices to help them with their immediate financial strains. To that end, price declines will be significant in the first quarter of 2012, as they were in last year’s fourth quarter. We expect significant double-digit price declines over the cumulative two-quarter period. We are hopeful that our pricing actions, combined with our capacity decisions, will help us get back to more stable price declines in the coming quarters.

“We believe the actions we have taken to reduce capacity have brought LCD glass supply closer to end market demand. If we correctly estimated retail demand and supply chain dynamics, then we believe worldwide glass supply will become balanced with glass demand at some point during the year. We will be cautious on pace and timing of bringing capacity back on line,” Flaws said.

Corning is not anticipating much sequential change in the overall glass market in the first quarter. Volume at its wholly owned business should be in line with the glass market. At SCP, volume is expected to be flat to down in the double digits, depending upon the outcome of negotiations with a key customer.

The company expects the retail market for LCD products to grow from about 3.2 billion square feet to 3.6 billion square feet in 2012. “This represents the amount of glass contained in LCD-based products sold to consumers, not the amount of glass shipped from glass makers to panel makers. The amount of glass shipped will be dependent upon panel maker utilization rates and supply chain dynamics,” he explained.

In the company’s Telecommunications segment, Corning is forecasting that demand for its fiber-to-the-home, enterprise networks, and wireless products will remain strong worldwide. “For the full year, we expect our telecom sales to be up significantly,” Flaws said. In the first quarter, sales are expected to increase between 5% and 10% sequentially and year over year.

Environmental Technologies segment sales are expected to grow in 2012, driven primarily by the global demand for the company’s diesel emissions products. In the first quarter of this year, sales are expected to increase slightly.

Specialty Materials segment sales will be led by Corning Gorilla Glass. The company anticipates significant growth at retail for devices with cover glass, driven primarily by tablet computers and handheld IT devices. Flaws said, “We do expect further yield improvements at our customers, as well as some price declines, this year. These will impact our sales growth.”  In the first quarter, segment sales are anticipated to be up slightly.

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Corning Announces Fourth-Quarter and Full-Year Results
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In the Life Sciences segment, Corning expects another strong year of sales, through a combination of organic growth and acquisitions. For the first quarter, sales are expected to increase 10% sequentially, driven primarily by the acquisition of Mediatech, Inc., which occurred late in fourth quarter of 2011.

Equity earnings in the first quarter are expected to decline in the range of 5% to 20%, excluding special items, due to lower earnings at both Dow Corning and Samsung Corning Precision Materials.

Corning’s tax rate is likely to increase to 20% in the first quarter and the full year, as expected.

Flaws remarked, “We believe Corning is approaching a new floor in terms of profitability due to transitions in our LCD business and Dow Corning’s polysilicon business. Moving forward, our plan is to grow profits from this new level.”

“To that extent,” Flaws said, “we anticipate strong sales and profit growth over the next several years in our Telecommunications, Environmental Technologies, Specialty Materials, and Life Sciences segments.” Sales in the company’s Display Technologies segment are not expected to grow, but the segment is expected to produce significant profits and cash going forward.

“Overall, we anticipate generating strong free cash flow* over the next several years. We plan to use the cash for acquisitions to supplement growth, dividend payments, and our share repurchase program.

“At Corning, we are not threatened by business transitions. We have faced many in the past and weathered them successfully. We believe our business portfolio is strong, we have a leading competitive position in each market, and our innovation investments will generate future growth,” Flaws said.

The company will provide additional details on its first-quarter and full-year outlook at its annual investor meeting in New York on Feb. 3.

Upcoming Events
Corning will host investors and provide more information on its 2012 outlook at its annual investor meeting in New York on Friday, Feb. 3 beginning at 8 a.m. ET at Cipriani on 42nd Street. Corning will showcase products and technologies prior to and following the formal meeting at 9 a.m. ET. The company’s exhibits, including hands-on Gorilla Glass product demonstrations, will be available for viewing and senior management will also be available during the exhibit periods to answer individual investor questions. Attendees can register online at the company’s investor relations website.

Corning will also be presenting at the Goldman Sachs Technology and Internet Conference Feb. 14 and the Morgan Stanley Media and Telecom Conference Feb. 28, both in San Francisco.

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Corning Announces Fourth-Quarter and Full-Year Results
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Fourth-Quarter Conference Call Information
The company will host a fourth-quarter conference call on Wednesday, Jan. 25 at 8:30 a.m. ET. To participate, please call toll free (800) 288-8961 or for international access call (612) 288-0340 approximately 10-15 minutes prior to the start of the call. The password is ‘QUARTER FOUR’. The host is ‘SOFIO’. To listen to a live audio webcast of the call, go to Corning’s website at www.corning.com/investor_relations and click Investor Events on the left. A replay will be available beginning at 10:30 a.m. ET and will run through 5:00 p.m. ET, Wednesday, Feb. 8, 2012. To listen, dial (800) 475-6701 or for international access dial (320) 365-3844. The access code is 233477. The webcast will be archived for one year following the call.

Presentation of Information in this News Release
Non-GAAP financial measures are not in accordance with, or an alternative to, GAAP. Corning’s non-GAAP net income and EPS measures exclude restructuring, impairment and other charges and adjustments to prior estimates for such charges. Additionally, the company’s non-GAAP measures exclude adjustments to asbestos settlement reserves, gains and losses arising from debt retirements, charges or credits arising from adjustments to the valuation allowance against deferred tax assets, equity method charges resulting from impairments of equity method investments or restructuring, impairment or other charges taken by equity method companies and gains from discontinued operations. The company believes presenting non-GAAP net income and EPS measures is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance. Reconciliation of these non-GAAP measures can be found on the company’s website by going to www.corning.com/investor_relations and clicking Financial Reports on the left. Reconciliation also accompanies this news release.

Forward-Looking and Cautionary Statements
This press release contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995), which are based on current expectations and assumptions about Corning’s financial results and business operations, that involve substantial risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include: the effect of global political, economic and business conditions; conditions in the financial and credit markets; currency fluctuations; tax rates; product demand and industry capacity; competition; reliance on a concentrated customer base; manufacturing efficiencies; cost reductions; availability of critical components and materials; new product commercialization; pricing fluctuations and changes in the mix of sales between premium and non-premium products; new plant start-up or restructuring costs; possible disruption in commercial activities due to terrorist activity, armed conflict, political or financial instability, natural disasters, adverse weather conditions, or major health concerns; adequacy of insurance; equity company activities; acquisition and divestiture activities; the level of excess or obsolete inventory; the rate of technology change; the ability to enforce patents; product and components performance issues; retention of key personnel; stock price fluctuations; and adverse litigation or regulatory developments. These and other risk factors are detailed in Corning’s filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the day that they are made, and Corning undertakes no obligation to update them in light of new information or future events.

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About Corning Incorporated
Corning Incorporated (www.corning.com) is the world leader in specialty glass and ceramics. Drawing on more than 160 years of materials science and process engineering knowledge, Corning creates and makes keystone components that enable high-technology systems for consumer electronics, mobile emissions control, telecommunications and life sciences. Our products include glass substrates for LCD televisions, computer monitors and laptops; ceramic substrates and filters for mobile emission control systems; optical fiber, cable, hardware & equipment for telecommunications networks; optical biosensors for drug discovery; and other advanced optics and specialty glass solutions for a number of industries including semiconductor, aerospace, defense, astronomy, and metrology.

Media Relations Contact:	Investor Relations Contact:
Daniel F. Collins	Kenneth C. Sofio
(607) 974-4197	(607) 974-7705
collinsdf@corning.com	sofiokc@corning.com

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CORNING INCORPORATED AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited; in millions, except per share amounts)

	Three months ended December 31,		Year ended December 31,
	2011	2010	2011	2010

Net sales	$1,887	$1,765	$7,890	$6,632
Cost of sales	1,062	998	4,324	3,583

Gross margin	825	767	3,566	3,049

Operating expenses:
Selling, general and administrative expenses (Note 1)	283	284	1,033	1,015
Research, development and engineering expenses	177	166	671	603
Amortization of purchased intangibles	4	2	15	8
Restructuring, impairment and other charges (credits) (Note 2)	129	(326)	129	(329)
Asbestos litigation charge (credit) (Note 3)	9	(8)	24	(49)

Operating income	223	649	1,694	1,801

Equity in earnings of affiliated companies (Note 4)	321	511	1,471	1,958
Interest income	4	3	19	11
Interest expense	(17)	(28)	(89)	(109)
Other income, net	21	54	118	184

Income before income taxes	552	1,189	3,213	3,845
Provision for income taxes (Note 5)	(61)	(145)	(408)	(287)

Net income attributable to Corning Incorporated	$491	$1,044	$2,805	$3,558

Earnings per common share attributable to Corning Incorporated:
Basic (Note 6)	$0.32	$0.67	$1.80	$2.28
Diluted (Note 6)	$0.31	$0.66	$1.77	$2.25
Dividends declared per common share	$0.08	$0.05	$0.23	$0.20

See accompanying notes to these financial statements.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
CONSOLIDATED BALANCE SHEETS
(Unaudited; in millions, except per share amounts)

	December 31,
	2011	2010
Assets

Current assets:
Cash and cash equivalents	$4,661	$4,598
Short-term investments, at fair value	1,164	1,752
Total cash, cash equivalents and short-term investments	5,825	6,350
Trade accounts receivable, net of doubtful accounts and allowances	1,082	973
Inventories	975	738
Deferred income taxes	448	431
Other current assets	347	367
Total current assets	8,677	8,859

Investments	4,726	4,372
Property, net of accumulated depreciation	10,671	8,943
Goodwill and other intangible assets, net	926	716
Deferred income taxes	2,652	2,790
Other assets	196	153

Total Assets	$27,848	$25,833

Liabilities and Equity

Current liabilities:
Current portion of long-term debt	$27	$57
Accounts payable	977	798
Other accrued liabilities	1,093	1,131
Total current liabilities	2,097	1,986

Long-term debt	2,364	2,262
Postretirement benefits other than pensions	897	913
Other liabilities	1,361	1,246
Total liabilities	6,719	6,407

Commitments and contingencies
Shareholders’ equity:
Common stock – Par value $0.50 per share; Shares authorized: 3.8 billion; Shares issued: 1,636 million and 1,626 million	818	813
Additional paid-in capital	13,041	12,865
Retained earnings	9,332	6,881
Treasury stock, at cost; Shares held: 121 million and 65 million	(2,024)	(1,227)
Accumulated other comprehensive (loss) income	(89)	43
Total Corning Incorporated shareholders’ equity	21,078	19,375
Noncontrolling interests	51	51
Total equity	21,129	19,426

Total Liabilities and Equity	$27,848	$25,833

See accompanying notes to these financial statements.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; in millions)

	Three months ended December 31,		Year ended December 31,
	2011	2010	2011	2010
Cash Flows from Operating Activities:
Net income	$491	$1,044	$2,805	$3,558
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	243	222	942	846
Amortization of purchased intangibles	4	2	15	8
Asbestos litigation charges (credits)	9	(8)	24	(49)
Restructuring, impairment and other credits	129	(326)	129	(329)
Cash received from settlement of insurance claims		259	66	259
Loss on retirement of debt				30
Stock compensation charges	20	15	86	92
Earnings of affiliated companies less than (in excess of) dividends received	35	850	(651)	(246)
Deferred tax (benefit) provision	(3)	83	115	68
Restructuring payments	(1)	(8)	(16)	(66)
Credits issued against customer deposits	(7)	(7)	(28)	(83)
Employee benefit payments less than (in excess of) expense	27	(184)	132	(265)
Changes in certain working capital items:
Trade accounts receivable	98	(100)	(84)	(162)
Inventories	(31)	(13)	(201)	(160)
Other current assets	29	17	(20)	42
Accounts payable and other current liabilities, net of restructuring payments	80	184	(27)	192
Other, net	34	62	(98)	100
Net cash provided by operating activities	1,157	2,092	3,189	3,835

Cash Flows from Investing Activities:
Capital expenditures	(766)	(473)	(2,432)	(1,007)
Acquisitions of businesses, net of cash received	(67)	(63)	(215)	(63)
Net proceeds from sale or disposal of assets			2	1
Short-term investments – acquisitions	(389)	(768)	(2,582)	(2,768)
Short-term investments – liquidations	745	743	3,171	2,061
Other, net	1	1		7
Net cash used in investing activities	(476)	(560)	(2,056)	(1,769)

Cash Flows from Financing Activities:
Net repayments of short-term borrowings and current portion of long-term debt	(2)	(5)	(24)	(75)
Principal payments under capital lease obligations		(8)	(32)	(9)
Proceeds from issuance of long-term debt, net	86		120	689
Retirements of long-term debt, net		(100)		(364)
Proceeds from issuance of common stock, net				15
Proceeds from the exercise of stock options	8	16	90	55
Repurchases of common stock for treasury	(780)		(780)
Dividends paid	(117)	(78)	(354)	(313)
Net cash used in financing activities	(805)	(175)	(980)	(2)
Effect of exchange rates on cash	(116)	(61)	(90)	(7)
Net increase in cash and cash equivalents	(240)	1,296	63	2,057
Cash and cash equivalents at beginning of period	4,901	3,302	4,598	2,541

Cash and cash equivalents at end of period	$4,661	$4,598	$4,661	$4,598

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
SEGMENT RESULTS
(Unaudited; in millions)

Our reportable operating segments include Display Technologies, Telecommunications, Environmental Technologies, Specialty Materials and Life Sciences.

	Display Technologies	Telecom- munications	Environmental Technologies	Specialty Materials	Life Sciences	All Other	Total
Three months ended December 31, 2011
Net sales	$780	$490	$234	$238	$143	$2	$1,887
Depreciation (1)	$133	$32	$28	$36	$9	$4	$242
Amortization of purchased intangibles		$2			$2		$4
Research, development and engineering expenses (2)	$18	$35	$23	$37	$7	$30	$150
Restructuring, impairment and other charges (3)		$(1)		$130			$129
Equity in earnings of affiliated companies	$192	$(1)		$(9)		$2	$184
Income tax (provision) benefit	$(126)	$(11)	$(14)	$52	$(5)	$11	$(93)
Net income (loss) (5)	$492	$26	$28	$(105)	$10	$(26)	$425

Three months ended December 31, 2010
Net sales	$750	$443	$232	$197	$140	$3	$1,765
Depreciation (1)	$127	$29	$28	$29	$8	$3	$224
Amortization of purchased intangibles					$2		$2
Research, development and engineering expenses (2)	$24	$31	$26	$26	$3	$34	$144
Restructuring, impairment and other credits (3)	$(324)	$(2)					$(326)
Equity in earnings of affiliated companies (4)	$369	$2				$13	$384
Income tax (provision) benefit	$(227)	$(8)	$(8)	$(1)	$(6)	$16	$(234)
Net income (loss) (5)	$886	$19	$16	$(3)	$12	$(29)	$901

Year ended December 30, 2011
Net sales	$3,145	$2,072	$998	$1,074	$595	$6	$7,890
Depreciation (1)	$511	$123	$107	$156	$34	$12	$943
Amortization of purchased intangibles		$7		$1	$7		$15
Research, development and engineering expenses (2)	$91	$125	$96	$137	$19	$98	$566
Restructuring, impairment and other charges (3)		$(1)		$130			$129
Equity in earnings of affiliated companies	$1,027	$3	$1	$4		$15	$1,050
Income tax (provision) benefit	$(501)	$(82)	$(58)	$24	$(29)	$39	$(607)
Net income (loss) (5)	$2,349	$195	$121	$(36)	$61	$(78)	$2,612

Year ended December 30, 2010
Net sales	$3,011	$1,712	$816	$578	$508	$7	$6,632
Depreciation (1)	$513	$118	$105	$72	$32	$12	$852
Amortization of purchased intangibles		$1			$7		8
Research, development and engineering expenses (2)	$90	$115	$96	$87	$16	$114	$518
Restructuring, impairment and other credits (3)	$(324)	$(3)		$(2)			$(329)
Equity in earnings of affiliated companies (4)	$1,452	$3	$5			$45	$1,505
Income tax (provision) benefit	$(618)	$(46)	$(20)	$13	$(30)	$50	$(651)
Net income (loss) (5)	$2,993	$98	$43	$(32)	$60	$(75)	$3,087

(1)	Depreciation expense for Corning’s reportable segments includes an allocation of depreciation of corporate property not specifically identifiable to a segment.
(2)	Research, development, and engineering expense includes direct project spending which is identifiable to a segment.
(3)
In the three months and the year ended December 31, 2011, restructuring, impairment and other charges includes $130 million impairment charge in the Specialty Materials segment related to certain long-lived assets.  In the three months and year ended December 31, 2010, restructuring, impairment and other credits includes $324 million on the settlement of business interruption and property damage insurance claims in the Display Technologies segment resulting from earthquake activity near the Shizuoka, Japan facility and a power disruption at the Taichung, Taiwan facility in 2009.

(4)
In the three months and year ended December 31, 2010, equity in earnings of affiliated companies includes a $61 million credit in the Display Technologies segment for our share of a revised Samsung Corning Precision tax holiday calculation agreed to by the Korean National Tax service.

(5)
Many of Corning’s administrative and staff functions are performed on a centralized basis.  Where practicable, Corning charges these expenses to segments based upon the extent to which each business uses a centralized function.  Other staff functions, such as corporate finance, human resources and legal are allocated to segments, primarily as a percentage of sales.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
SEGMENT RESULTS
(Unaudited; in millions)

A reconciliation of reportable segment net income to consolidated net income follows (in millions):
	Three months ended December 31,		Year ended December 31,
	2011	2010	2011	2010
Net income of reportable segments	$451	$930	$2,690	$3,162
Non-reportable segments	(26)	(29)	(78)	(75)
Unallocated amounts:
Net financing costs (1)	(44)	(46)	(190)	(183)
Stock-based compensation expense	(20)	(15)	(86)	(92)
Exploratory research	(20)	(15)	(79)	(59)
Corporate contributions	(10)	(7)	(48)	(33)
Equity in earnings of affiliated companies, net of impairments (2)	137	127	421	453
Asbestos settlement (3)	(9)	8	(24)	49
Other corporate items (4)	32	91	199	336
Net income	$491	$1,044	$2,805	$3,558

(1)	Net financing costs include interest income, interest expense, and interest costs and investment gains and losses associated with benefit plans.
(2)	Equity in earnings of affiliated companies, net of impairments, is primarily equity in earnings of Dow Corning Corporation which includes the following items:
•	In the three months and year ended December 31, 2011, Corning recorded an $89 million credit for our share of Dow Corning Corporation’s settlement of a dispute related to long term supply agreements.
•
In the three months and year ended December 31, 2010, Corning recorded a $26 million credit for our share of a valuation allowance on foreign deferred tax assets.  Corning also recorded a $16 million credit for our share of excess foreign tax credits from foreign dividends of Dow Corning Corporation.

•	In the year ended December 31, 2010, a $21 million credit for our share of U.S. advanced energy manufacturing tax credits.
(3)
In the three months and year ended December 31, 2011, Corning recorded charges of $9 million and $24 million, respectively, to adjust the asbestos liability for the change in value of certain components of the Modified PCC Plan.  In the three months and year ended December 31, 2010, Corning recorded a net credit of $8 million and a net credit of $49 million, respectively, to adjust the asbestos liability for the change in value of certain components of the modified PCC Plan.

(4)	Other corporate items include the tax impact of the unallocated amounts and the following significant items:
•	In the year ended December 31, 2011, Corning recorded a $41 million tax benefit from the filing of an amended 2006 U.S. Federal Tax return to claim foreign tax credits.
•
In the year ended December 31, 2010, Corning recorded a loss of $30 million ($19 million after-tax) from the repurchase of $126 million principal amount of our 6.2% senior unsecured notes due March 15, 2016 and $100 million principal amount of our 5.9% senior unsecured notes due March 15, 2014.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

1.	Contingent Liability

In the fourth quarter of 2011, we recognized a credit of $5 million resulting from a reduction in a contingent liability associated with an acquisition recorded in the first quarter of 2011.

2.	Restructuring, Impairment, and Other Charges (Credits)

In the fourth quarter of 2011, Corning recorded a $130 million asset impairment charge for certain long-lived assets in our Specialty Materials segment.

3.	Asbestos Litigation

Pittsburgh Corning Corporation (PCC) was named in numerous lawsuits alleging personal injury from exposure to asbestos and, on April 16, 2000, PCC filed for Chapter 11 reorganization.  Corning, with other relevant parties, proposed a Plan of Reorganization of PCC in 2003, which has not yet been confirmed.  Under this PCC Plan, Corning would contribute certain payments and assets.  In the fourth quarter of 2011, we recorded a charge of $9 million ($5 million after-tax) to adjust the asbestos litigation liability for the change in value of the components to be contributed by Corning under this PCC Plan.

4.	Equity in Earnings of Affiliated Companies

In the fourth quarter of 2011, equity in earnings of affiliated companies included an $89 million ($83 million after-tax) credit for Corning’s share of Dow Corning Corporation’s settlement of a dispute related to long term supply agreements.

5.	Provision for Income Taxes

In the fourth quarter of 2011, we recorded a $13 million net tax provision related to the adjustment of deferred taxes as a result of enacted tax rate reductions primarily in Japan.

6.	Weighted Average Shares Outstanding

Weighted average shares outstanding are as follows (in millions):

	Three months ended December 31,		Year ended December 31,
	2011	2010	2011	2010

Basic	1,546	1,560	1,562	1,558
Diluted	1,564	1,584	1,583	1,581
Diluted used for non-GAAP measures	1,564	1,584	1,583	1,581

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
QUARTER SALES INFORMATION
(Unaudited; in millions)

	2011
	Q1	Q2	Q3	Q4	Total

Display Technologies	$790	$760	$815	$780	$3,145

Telecommunications
Fiber and cable	248	265	276	262	1,051
Hardware and equipment	226	283	284	228	1,021
	474	548	560	490	2,072

Environmental Technologies
Automotive	123	121	119	113	476
Diesel	136	137	128	121	522
	259	258	247	234	998

Specialty Materials	254	283	299	238	1,074

Life Sciences	144	155	153	143	595

All Other	2	1	1	2	6

Total	$1,923	$2,005	$2,075	$1,887	$7,890

	2010
	Q1	Q2	Q3	Q4	Total

Display Technologies	$782	$834	$645	$750	$3,011

Telecommunications
Fiber and cable	190	227	232	229	878
Hardware and equipment	174	214	232	214	834
	364	441	464	443	1,712

Environmental Technologies
Automotive	117	109	119	117	462
Diesel	75	75	89	115	354
	192	184	208	232	816

Specialty Materials	96	126	159	197	578

Life Sciences	118	125	125	140	508

All Other	1	2	1	3	7

Total	$1,553	$1,712	$1,602	$1,765	$6,632

The above supplemental information is intended to facilitate analysis of Corning’s businesses.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
Three Months Ended December 31, 2011
(Unaudited; amounts in millions, except per share amounts)

Corning’s net income and earnings per share (EPS) excluding special items for the fourth quarter of 2011 are non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission.  Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP).  The company believes presenting non-GAAP net income and EPS is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance.  A detailed reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measures.

	Per Share	Income Before Income Taxes	Net Income

Earnings per share (EPS) and net income, excluding special items	$0.33	$606	$513

Special items:
Contingent liability (a)	-	5	5

Restructuring, impairment, and other credits (b)	(0.05)	(130)	(83)

Asbestos settlement (c)	-	(9)	(5)

Equity in earnings of affiliated companies (d)	0.04	80	74

Provision for income taxes (e)	(0.01)	-	(13)

Total EPS and net income	$0.31	$552	$491

(a)	In the fourth quarter of 2011, Corning recognized a credit of $5 million resulting from a reduction in a contingent liability associated with an acquisition recorded in the first quarter of 2011.

(b)	In the fourth quarter of 2011, Corning recorded a $130 million ($83 million after-tax) asset impairment charge for certain long-lived assets in our Specialty Materials segment.

(c)	In the fourth quarter of 2011, Corning recorded a charge of $9 million ($5 million after-tax) to adjust the asbestos liability for the change in value of the components of the modified PCC Plan.

(d)
In the fourth quarter of 2011, equity in earnings of affiliated companies included a $80 million ($74 million after-tax) credit for Corning’s share of the future portion of Dow Corning Corporation’s settlement of a dispute related to long term supply agreements.

(e)	In the fourth quarter of 2011, Corning recorded a $13 million net tax provision related to the adjustment of deferred taxes as a result of enacted tax rate reductions primarily in Japan.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
Three Months Ended December 31, 2010
(Unaudited; amounts in millions, except per share amounts)

Corning’s net income and earnings per share (EPS) excluding special items for the fourth quarter of 2010 are non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission.  Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP).  The company believes presenting non-GAAP net income and EPS is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance.  A detailed reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measures.

	Per Share	Income Before Income Taxes	Net Income

Earnings per share (EPS) and net income, excluding special items	$0.46	$754	$733

Special items:
Insurance settlement (a)	0.13	324	206

Asbestos settlement (b)	-	8	5

Equity in earnings of affiliated companies (c)	0.07	103	100

Total EPS and net income	$0.66	$1,189	$1,044

(a)
In the fourth quarter of 2010, Corning recorded $324 million ($206 million after-tax) on the settlement of business interruption and property damage insurance claims in the Display Technologies segment resulting from earthquake activity near the Shizuoka, Japan facility and a power disruption at the Taichung, Taiwan facility in 2009.

(b)	In the fourth quarter of 2010, Corning recorded a net credit of $8 million ($5 million after-tax) to adjust the asbestos liability for the change in value of the components of the modified PCC Plan.

(c)
In the fourth quarter of 2010, equity in earnings of affiliated companies included a credit of $26 million ($24 million after-tax) for our share of a release of valuation allowance on foreign deferred tax assets, a $16 million ($15 million after-tax) credit for our share of excess foreign tax credits from foreign dividends and a $61 million credit for our share of a revised Samsung Corning Precision tax holiday calculation agreed to by the Korean National Tax Service.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
Three Months Ended September 30, 2011
(Unaudited; amounts in millions, except per share amounts)

Corning’s net income and earnings per share (EPS) excluding special items for the third quarter of 2011 are non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission.  Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP).  The company believes presenting non-GAAP net income and EPS is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance.  A detailed reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measures.

	Per Share	Income Before Income Taxes	Net Income

Earnings per share (EPS) and net income, excluding special items	$0.48	$904	$766

Special items:
Contingent liability (a)	0.01	22	22

Asbestos settlement (b)	-	(5)	(3)

Provision for income taxes (c)	0.02	-	26

Total EPS and net income	$0.51	$921	$811

(a)	In the third quarter of 2011, Corning recognized a credit of $22 million resulting from a reduction to a contingent liability associated with an acquisition recorded in the first quarter of 2011.

(b)	In the third quarter of 2011, Corning recorded a charge of $5 million ($3 million after-tax) to adjust the asbestos liability for the change in value of the components of the Modified PCC Plan.

(c)	In the third quarter of 2011, Corning recorded a $26 million net tax benefit related to prior year foreign tax credits and other tax adjustments.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
Year Ended December 31, 2011
(Unaudited; amounts in millions, except per share amounts)

Corning’s net income and earnings per share (EPS) excluding special items for the year ended December 31, 2011 are non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission.  Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP).  The company believes presenting non-GAAP net income and EPS is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance.  A detailed reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measures.

	Per Share	Income Before Income Taxes	Net Income

Earnings per share (EPS) and net income, excluding special items	$1.76	$3,260	$2,789

Special items:
Contingent liability (a)	0.02	27	27

Restructuring, impairment, and other credits (b)	(0.05)	(130)	(83)

Asbestos settlement (c)	(0.01)	(24)	(15)

Equity in earnings of affiliated companies (d)	0.04	80	74

Provision for income taxes (e)	0.01	-	13

Total EPS and net income	$1.77	$3,213	$2,805

(a)	In 2011, Corning recognized a credit of $27 million resulting from a reduction to a contingent liability associated with an acquisition recorded in the first quarter of 2011.

(b)	In 2011, Corning recorded a $130 million ($83 million after-tax) asset impairment charge for certain long-lived assets in our Specialty Materials segment.

(c)	In 2011, Corning recorded a charge of $24 million ($15 million after-tax) to adjust the asbestos liability for the change in value of the components of the Modified PCC Plan.

(d)
In 2011, equity in earnings of affiliated companies included an $80 million credit ($74 million after-tax) for Corning’s share of the future portion of Dow Corning Corporation’s settlement of a dispute related to long term supply agreements.

(e)
In 2011, Corning recorded a $26 million net tax benefit related to prior year foreign tax credits and other tax adjustments.  Also in 2011, Corning recorded a $13 million net tax provision related to the adjustment of deferred taxes as a result of enacted tax rate reductions primarily in Japan.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
Year Ended December 31, 2010
(Unaudited; amounts in millions, except per share amounts)

Corning’s net income and earnings per share (EPS) excluding special items for the year ended December 31, 2010 are non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission.  Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP).  The company believes presenting non-GAAP net income and EPS is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance.  A detailed reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measures.

	Per Share	Income Before Income Taxes	Net Income

Earnings per share (EPS) and net income, excluding special items	$2.07	$3,376	$3,276

Special items:
Restructuring, impairment and other charges (a)	-	2	1

Insurance settlement (b)	0.13	324	206

Asbestos settlement (c)	0.02	49	30

Equity in earnings of affiliated companies (d)	0.08	124	120

Loss on repurchase of debt (e)	(0.01)	(30)	(19)

Provision for income taxes (f)	(0.04)	-	(56)

Total EPS and net income	$2.25	$3,845	$3,558

(a)	In 2010, Corning recorded a credit of $2 million ($1 million after-tax) for adjustments to restructuring reserves.

(b)
In 2010, Corning recorded $324 million ($206 million after-tax) on the settlement of business interruption and property damage insurance claims in the Display Technologies segment resulting from earthquake activity near the Shizuoka, Japan facility and a power disruption at the Taichung, Taiwan facility in 2009.

(c)	In 2010, Corning recorded a net credit of $49 million ($30 million after-tax) to adjust the asbestos liability for change in value of the components of the modified PCC Plan.

(d)
In 2010, equity in earnings of affiliated companies included a credit of $21 million ($20 million after-tax) primarily for Corning’s share of advanced energy manufacturing tax credits at Dow Corning Corporation.  Also, included is a credit of $26 million ($24 million after-tax) for our share of a release of valuation allowance on foreign deferred tax assets, a $16 million ($15 million after-tax) credit for our share of excess foreign tax credits from foreign dividends at Dow Corning Corporation and a $61 million credit for our share of a revised Samsung Corning Precision tax holiday calculation agreed to by the Korean National Tax Service.

(e)
In 2010, Corning recorded a $30 million loss ($19 million after-tax) on the repurchase of $126 million principal amount of our 6.2% senior unsecured notes due March 15, 2016 and $100 million principal amount of our 5.9% senior unsecured notes due March 15, 2014.

(f)	In 2010, Corning recorded a $56 million tax charge from the reversal of the deferred tax asset associated with a Medicare subsidy.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
Years Ended December 31, 2011 and 2010
(Unaudited; amounts in millions)

Corning’s net income excluding special items is a non-GAAP financial measure within the meaning of Regulation G of the Securities and Exchange Commission.  Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP).  The company believes presenting non-GAAP financial measures are helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance.  A detailed reconciliation is provided below outlining the differences between this non-GAAP measure and the directly related GAAP measures.

	Total			Telecommunications			Environmental Technologies			Specialty Materials			Life Sciences
	2011	2010	Change	2011	2010	Change	2011	2010	Change	2011	2010	Change	2011	2010	Change

Net income, excluding special items	$397	$168	136%	$168	$98	71%	$121	$43	181%	$47	$(33)	*	$61	$60	2%

Contingent liability (a)	27			27

Restructuring, impairment, and other credits (b)	(83)	1								(83)	1

Net income	$341	$169	102%	$195	$98	99%	$121	$43	181%	$(36)	$(32)	13%	$61	$60	2%

* The percentage change calculation is not meaningful.

(a)	In 2011, Corning recognized a credit of $27 million resulting from a reduction to a contingent liability associated with an acquisition recorded in the first quarter of 2011.

(b)
In 2011, Corning recorded a $83 million, net of tax, asset impairment charge for certain long-lived assets in our Specialty Materials segment.  In 2010, Corning recorded a credit of $1 million, net of tax, for adjustments to restructuring reserves.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
Years Ended December 31, 2011 and 2010
(Unaudited; amounts in millions, except per share amounts)

Corning’s comment, “We set new records for … operating income” includes non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission.  Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP).  The company believes presenting non-GAAP operating income is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance.  A detailed reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measures.

	2011	2010

Operating income, excluding special items	$1,821	$1,426

Special items:
Contingent liability (a)	27

Restructuring, impairment, and other credits (b)	(130)	2

Insurance settlement (c)		324

Asbestos settlement (d)	(24)	49

Operating income	$1,694	$1,801

(a)	In 2011, Corning recognized a credit of $27 million resulting from a reduction to a contingent liability associated with an acquisition recorded in the first quarter of 2011.

(b)
In 2011, Corning recorded a $130 million asset impairment charge for certain long-lived assets in our Specialty Materials segment.  In 2010, Corning recorded a credit of $2 million for adjustments to restructuring reserves.

(c)
In 2010, Corning recorded $324 million on the settlement of business interruption and property damage insurance claims in the Display Technologies segment resulting from earthquake activity near the Shizuoka, Japan facility and a power disruption at the Taichung, Taiwan facility in 2009.

(d)
In 2011, Corning recorded a charge of $24 million to adjust the asbestos liability for the change in value of the components of the Modified PCC Plan.  In 2010, Corning recorded a net credit of $49 million to adjust the asbestos liability for change in value of the components of the modified PCC Plan.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
Three Months and Year Ended December 31, 2011
(Unaudited; amounts in millions)

Corning’s free cash flow financial measure for the three months and year ended December 31, 2011 is a non-GAAP financial measure within the meaning of Regulation G of the Securities and Exchange Commission.  Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP).  The company believes presenting non-GAAP financial measures are helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance.  A detailed reconciliation is provided below outlining the differences between this non-GAAP measure and the directly related GAAP measures.

	Three months ended December 31, 2011	Year ended December 31, 2011

Cash flows from operating activities	$1,157	$3,189

Less: Cash flows from investing activities	(476)	(2,056)

Plus: Short-term investments – acquisitions	389	2,582

Less: Short-term investments – liquidations	(745)	(3,171)

Free cash flow	$325	$544

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
Years Ended December 31
(Unaudited; amounts in millions)

Corning’s comment, “The Company generated positive free cash flow for the eighth consecutive year.” includes a non-GAAP financial measure within the meaning of Regulation G of the Securities and Exchange Commission.  Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP).  The company believes presenting non-GAAP financial measures are helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance.  A detailed reconciliation is provided below outlining the differences between this non-GAAP measure and the directly related GAAP measures.

	Year ended Dec. 31, 2004	Year ended Dec. 31, 2005	Year ended Dec. 31, 2006	Year ended Dec. 31, 2007	Year ended Dec. 31, 2008	Year ended Dec. 31, 2009	Year ended Dec. 31, 2010	Year ended Dec. 31, 2011

Cash flows from operating activities	$1,009	$1,939	$1,803	$2,077	$2,128	$2,077	$3,835	$3,189

Less: Cash flows from investing activities	(922)	(1,712)	(2,181)	(561)	(1,699)	(1,370)	(1,769)	(2,056)

Plus: Short-term investments – acquisitions	1,685	1,668	2,894	2,152	1,865	1,372	2,768	2,582

Less: Short-term investments – liquidations	(1,389)	(1,452)	(1,976)	(2,862)	(2,083)	(1,281)	(2,061)	(3,171)

Free cash flow	$383	$443	$540	$806	$211	$798	$2,773	$544